NEWS RELEASE

FOR IMMEDIATE RELEASE                       Stock Symbol: BFSB
October 30, 2007                            Traded on Nasdaq Global Market

CONTACT:
Angelo J. Di Lorenzo
President and Chief Executive Officer
(718) 855-8500


                    BROOKLYN FEDERAL BANCORP, INC. ANNOUNCES
            OPERATING RESULTS FOR THE FOURTH QUARTER AND FISCAL YEAR
         ENDED SEPTEMBER 30, 2007 AND ANNOUNCES A 25.0% INCREASE IN ITS
                   QUARTERLY CASH DIVIDEND TO $0.05 PER SHARE


BROOKLYN, N.Y. - October 30, 2007 - Brooklyn Federal Bancorp, Inc. (the "Company") (Nasdaq Global Market: BFSB), the parent company of Brooklyn Federal Savings Bank (the "Bank"), today reported net income of $1.3 million for the quarters ended September 30, 2007 and 2006. The Company reported basic and diluted earnings per common share of $0.10 for the quarters ended September 30, 2007 and September 30, 2006, respectively.

In addition, on October 16, 2007 the Company's Board of Directors approved a cash dividend of $0.05 per share of common stock, which represents a 25.0% increase, or $0.01, from the dividend paid on August 30, 2007. The dividend will be paid to stockholders of record as of November 15, 2007, payable on November 30, 2007.

The Company also reported net income for the fiscal year ended September 30, 2007 of $3.8 million, a decrease of $711,000, or 15.6%, compared to $4.5 million for the same period ended September 30, 2006. Basic and diluted earnings per common share for the fiscal year ended September 30, 2007 were $0.30 and $0.29, respectively. Basic and diluted earnings per common share were each $0.35 for the fiscal year ended September 30, 2006.

Total assets at September 30, 2007 were $390.4 million, a decrease of $17.6 million, or 4.3%, compared to total assets of $408.0 million at September 30, 2006. The decrease was primarily due to increased net sales and repayments of loans held-for-sale of $33.0 million, or 35.9%, to $59.2 million at September 30, 2007 from $92.2 million at September 30, 2006, increased net repayments of securities held-to-maturity of $13.6 million, or 15.7%, to $73.4 million at September 30, 2007 from $87.0 million at September 30, 2006, maturities of certificate of deposit investments of $3.3 million, or 45.7%, to $3.9 million at September 30, 2007 from $7.2 million at September 30, 2006, a decrease in

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


Federal Home Loan Bank ("FHLB") of New York stock of $1.8 million, or 62.9%, to $1.0 million at September 30, 2007 from $2.8 million at September 30, 2006, offset in part by increases in cash and due from banks of $1.3 million, or 32.4%, to $5.4 million at September 30, 2007 from $4.1 million at September 30, 2006, loans receivable of $31.1 million, or 16.0%, to $225.5 million at September 30, 2007 from $194.4 million at September 30, 2006, securities available-for-sale of $212,000, or 4.8%, to $4.6 million at September 30, 2007 from $4.4 million at September 30, 2006 and other assets of $1.4 million, or 9.1%, to $17.5 million at September 30, 2007 from $16.1 million at September 30, 2006.

Total deposits increased by $16.2 million, or 6.0%, to $287.2 million at September 30, 2007 from $271.0 million at September 30, 2006. The increase was primarily due to increases in certificates of deposit of $10.4 million, or 6.9%, to $162.8 million at September 30, 2007 from $152.4 million at September 30, 2006, interest-bearing deposits, which includes savings accounts, NOW accounts and money market accounts, of $8.6 million, or 8.6%, to $108.3 million at September 30, 2007 from $99.7 million at September 30, 2006, offset by a decrease in non-interest bearing deposits of $2.9 million, or 15.4%, to $16.0 million at September 30, 2007 from $18.9 million at September 30, 2006. Total borrowings, which represent short-term and long-term FHLB of New York advances, decreased by $40.1 million, or 81.2%, to $9.3 million at September 30, 2007 from $49.4 million at September 30, 2006. Other liabilities increased $1.0 million, or 14.0%, to $8.7 million at September 30, 2007 from $7.7 million at September 30, 2006. Stockholders' equity increased by $5.3 million, or 6.6%, to $85.3 million at September 30, 2007 from $80.0 million at September 30, 2006, primarily due to the implementation of the stock-based incentive plan and the addition of net income, offset in part by the implemented stock buy back programs.

COMPARISON  OF OPERATING  RESULTS FOR THE QUARTER  ENDED  SEPTEMBER 30, 2007 AND
2006

Total net interest income before provision for loan losses increased $24,000, or 0.6%, to $4.1 million for the quarter ended September 30, 2007 compared to $4.0 million for the quarter ended September 30, 2006. Interest income for the quarter ended September 30, 2007, increased $407,000, or 6.5%, to $6.7 million compared to $6.3 million for the comparable quarter in 2006. Interest expense increased $383,000, or 17.2%, to $2.6 million for the quarter ended September 30, 2007 from $2.2 million for the quarter ended September 30, 2006.

The average balance of net loans, including loans held-for-sale, increased $30.4 million, or 11.9%, to $286.9 million for the quarter ended September 30, 2007 compared to $256.5 million for the comparable quarter in 2006. The total average balance of the Company's securities and other interest-earning assets decreased $18.3 million, or 16.9%, to $89.7 million for the quarter ended September 30, 2007 compared to $108.0 million for the comparable period in 2006. The Company continued to deploy the funds from repayments in its securities portfolio and net deposit inflows into loan products. The average balance on total interest-earning assets increased $12.1 million, or 3.3%, to $376.6 million for

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


the quarter ended September 30, 2007 compared to $364.5 million for the comparable quarter in 2006. The average yield on total interest-earning assets increased 22 basis points to 7.09% for the quarter ended September 30, 2007 compared to 6.87% for the comparable period in 2006. The average balance of deposits, which includes savings accounts, money market, NOW accounts and certificates of deposit, increased by $16.3 million, or 6.5%, to $266.5 million for the quarter ended September 30, 2007 compared to $250.2 million for the same quarter in 2006. The average balance of borrowings, which includes short and long term advances from the FHLB of New York, decreased by $7.0 million, or 28.8%, to $17.3 million for the quarter ended September 30, 2007 compared to $24.3 million for the quarter ended September 30, 2006. The average cost of total interest-bearing liabilities increased 43 basis points to 3.67% for the quarter ended September 30, 2007 from 3.24% for the same quarter in 2006.

The loan loss provision decreased by $72,000, or 61.5%, to $45,000 for the quarter ended September 30, 2007 compared to $117,000 for the quarter ended September 30, 2006.

Non-interest income increased by $535,000, or 102.9%, to $1.1 million for the quarter ended September 30, 2007 from $520,000 for the same quarter in 2006. The increase was primarily due to increases in construction loan fees of $11,000, commercial loan fees of $57,000, net gain on sale of loans held-for-sale of $191,000, bank owned life insurance income of $2,000 and syndication and loan fees of $366,000, offset in part by reductions in depositor related fees of $15,000 and other miscellaneous and fee income of approximately $77,000.

Non-interest expense increased by $530,000, or 22.1%, to $2.9 million for the quarter ended September 30, 2007 from $2.4 million for the same period in 2006. The increase was mainly due to a compensation and benefit expense increase of $356,000, which included a $286,000 expense for the vesting charges of the Company's stock-based incentive plan, increases in employee salaries, health care insurance costs and director compensation. There were also increases in professional fees of approximately $28,000 and miscellaneous expenses of $181,000, which includes printing, postage and other service fees, offset in part by decreases of $28,000 in occupancy and equipment expense and $7,000 in data processing fees.

Provision for income taxes increased by $101,000, or 13.0%, to $876,000 for the quarter ended September 30, 2007 compared to a $775,000 expense for the same quarter in 2006. The primary reason for the increase was increased taxable income before income taxes. The effective income tax rate for the quarter ended September 30, 2007 was 40.9% compared to an effective income tax rate of 38.0% for the same quarter in 2006.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 2007 AND 2006

Net interest income before provision for loan losses increased $2.3 million, or 15.9%, to $17.0 million for the year ended September 30, 2007 from $14.7 million

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

for fiscal 2006. Interest income increased $5.7 million, or 25.9%, to $27.7 million for the year ended September 30, 2007 from $22.0 million for fiscal 2006. Interest expense increased $3.4 million, or 45.9%, to $10.7 million for the year ended September 30, 2007 from $7.3 million for fiscal 2006.

The average balance of net loans, including loans held-for-sale, increased $61.1 million, or 26.9%, to $288.4 million for the year ended September 30, 2007 from $227.3 million for fiscal 2006. The Company continues to utilize repayments on its securities portfolio, net inflows from the Company's deposit products and FHLB of New York advances, for loan production. The total average balance of the Company's securities and other interest-earning assets decreased $25.3 million, or 20.8% to $96.2 million for the year ended September 30, 2007 compared to $121.5 million for fiscal 2006. The average yield on total interest-earning assets increased 89 basis points to 7.21% for the year ended September 30, 2007 from 6.32% for fiscal 2006. The average balance of interest-bearing deposits, which includes savings accounts, money market accounts, NOW accounts and certificates of deposit, increased $14.9 million, or 6.0%, to $263.4 million for the year ended September 30, 2007 from $248.5 million for fiscal 2006. The average balance of borrowings, which includes short and long term FHLB of New York advances, increased $15.4 million, or 111.6%, to $29.2 million for the year ended September 30, 2007 from $13.8 million for fiscal 2006. The average cost of total interest-bearing liabilities increased 86 basis points to 3.66% for the year ended September 30, 2007 from 2.80% for fiscal 2006.

The loan loss provision decreased $387,000, or 88.8%, to $49,000 for the year ended September 30, 2007 from $436,000 for fiscal 2006. The primary reason for this decrease was reductions in higher risk loans, offset in part by an increase in lower risk loans.

Non-interest income increased $799,000, or 34.2%, to $3.1 million from $2.3 million for the year ended September 30, 2007 compared to fiscal 2006. The primary reasons for the increase were construction loan fees of $65,000, commercial loan fees of approximately $195,000, bank owned life insurance income of $32,000, net gain on sale of mortgage loans of $205,000 and syndication and loan fees of $515,000, offset in part by reductions in depositor related fees of $51,000 and other miscellaneous and fee income of approximately $162,000.

Non-interest expense increased $4.8 million, or 51.9%, to $14.1 million from $9.3 million for the year ended September 30, 2007 compared to fiscal 2006. The increase includes an increase in compensation and benefit expenses of $4.3 million, reflecting the implementation of the Company's stock-based incentive plan with related expenses of $4.1 million, increases in employee salaries, board of directors' fees, health care insurance costs and costs of the employee stock ownership plan. The increase in non-interest expenses also reflects increases in professional fees of $132,000 and other operating expenses of $403,000, which includes printing, postage and other service fees, offset in part by reductions in occupancy and equipment expense of $13,000 and data processing service bureau expense of $2,000.

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

Provision for income taxes decreased $584,000, or 21.1%, to $2.2 million for the year ended September 30, 2007 from $2.8 million for fiscal 2006. The primary reason for the decrease is lower income before income taxes. The effective income tax rate was 36.2% for the year ended September 30, 2007 compared to 37.8% for fiscal 2006.

STOCK REPURCHASE PROGRAMS

The Company's Board of Directors authorized a $1.5 million stock repurchase program in January 2007 and a $2.0 million stock repurchase program in August 2007. As of August 15, 2007 the Company completed the $1.5 million stock repurchase program by repurchasing 102,370 shares, at an average cost of $14.65 per share, with a total cost of approximately $1.5 million. The Company continues to repurchase shares through its $2.0 million repurchase plan and as of September 30, 2007, the Company had repurchased 70,357 shares, at an average cost of $13.76 per share, with a total cost of approximately $968,000.

Brooklyn Federal Savings Bank operates four banking offices, two located in Brooklyn, one each in Nassau and Suffolk Counties, New York. The Bank anticipates opening a fifth banking office, located in Commack, New York, in the second fiscal quarter of 2008. Additional financial data for the quarter and fiscal year ended September 30, 2007 may be found in Brooklyn Federal Bancorp's Annual Report on Form 10-K, which will be filed with the Securities and Exchange Commission.

This press release may contain certain "forward-looking statements" which may be identified by the use of such words as "believe", "expect", "intend", "anticipate", "should", "planned", "estimated", and "potential". Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

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



                                                    FINANCIAL HIGHLIGHTS

                                                                           At September 30,             At September 30,
                                                                                 2007                         2006
                                                                        -----------------------------------------------------
                                                                                           (In thousands)
 Selected Financial Condition Data:

 Total assets                                                           $      390,434         $             408,045
 Cash and due from banks                                                         5,398                         4,078
 Certificates of deposit                                                         3,890                         7,160
 Securities available-for-sale                                                   4,601                         4,389
 Securities held-to-maturity                                                    73,354                        86,972
 Loans held-for-sale                                                            59,153                        92,243
 Loans receivable, net                                                         225,467                       194,355
 Deposits                                                                      287,155                       271,003
 Borrowings                                                                      9,271                        49,407
 Stockholders' equity                                                           85,259                        79,963


                                                           For the Three Months Ended         For the Twelve Months Ended
                                                      September 30,          September 30,      September 30,   September 30,
                                                 ------------------------------------------------------------------------------
                                                           2007                  2006                2007        2006
                                                 ------------------------------------------------------------------------------
                                                     (In thousands, except per share data)     (In thousands, except per share data)
Selected Operating Data:
Interest income                                       $ 6,672               $ 6,265              $ 27,736     $ 22,035
Interest expense                                        2,607                 2,224                10,703        7,338
                                                 ------------------------------------------------------------------------------
  Net interest income before provision for
        loan losses                                     4,065                 4,041                17,033       14,697
Provision for loan losses                                  45                   117                    49          436
                                                 ------------------------------------------------------------------------------
  Net interest income after provision for
       loan losses                                      4,020                 3,924                16,984       14,261
Non-interest income                                     1,055                   520                 3,135        2,336
Non-interest expense                                    2,933                 2,403                14,091        9,274
                                                 ------------------------------------------------------------------------------
Income before income taxes                              2,142                 2,041                 6,029        7,323
Provision for income taxes                                876                   775                 2,181        2,765
                                                 ------------------------------------------------------------------------------
  Net income                                          $ 1,266              $  1,266               $ 3,847     $  4,558
                                                 ==============================================================================
  Basic earnings per common share                     $  0.10              $   0.10               $  0.30     $   0.35
  Diluted earnings per common share                   $  0.10              $   0.10               $  0.29     $   0.35

                                                        At or For the Three Months Ended         At or For the Twelve Months
                                                                                                           Ended
                                                      September 30,          September 30,     September 30,    September 30,
                                                 ------------------------------------------------------------------------------
                                                         2007                   2006              2007            2006
                                                 ------------------------------------------------------------------------------
 Selected Financial Ratios:
 Performance Ratios:
 Return on average assets  (1)                           1.28 %                1.33 %              0.96 %         1.25 %
 Return on average equity  (1)                           5.93 %                6.41 %              4.61 %         5.91 %
 Interest rate spread  (2)                               3.42 %                3.63 %              3.55 %         3.52 %
 Net interest margin  (1) (3)                            4.32 %                4.43 %              4.43 %         4.21 %
 Efficiency ratio  (4)                                  57.29 %               52.69 %             69.87 %        54.45 %
 Non-interest expense to
      average total assets  (1)                          2.97 %                2.53 %              3.50 %         2.55 %
 Average interest-earning assets to
      average interest-bearing liabilities             132.70 %              132.81 %            131.40 %       132.97 %
 Asset Quality Ratios:
 Non-performing assets as a percent of total assets      0.17 %                0.07 %
 Non-performing loans as a percent of total loans        0.23 %                0.10 %
 Allowance for loan losses as a percent of total loans   0.63 %                0.61 %
 Other Data:
 Number of full service offices                             4                     4                   4             4

(1)  Ratio is annualized.

(2)  Represents   the   difference   between  the   weighted-average   yield  on
     interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.

(3) Represents net interest income as a percent of average interest-earning assets for the period.

(4) Represents non-interest expense divided by the sum of net interest income and non-interest income.